Exhibit 99.1

Ferrellgas Partners Announces Resignation of Chief Financial Officer

OVERLAND PARK, Kan., January 27, 2015 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE: FGP) today announced that Ryan VanWinkle has resigned as Executive Vice President and Chief Financial Officer to pursue other opportunities.

“Ryan VanWinkle has played a key role in helping Ferrellgas grow both operationally and financially,” said Steve Wambold, Ferrellgas’ President and Chief Executive Officer. “He has worn a lot of hats for us over the years, driving our diversification efforts and helping establish our midstream operations. We appreciate his contributions and wish him well in the future.”

Until an internal and external executive search process can be completed, Senior Vice President of Finance and Investor Relations Alan Heitmann, a 20-year veteran of the company, has agreed to serve as its Chief Financial Officer. “Our search for a new CFO will be quick, but thorough,” said Wambold. “In Al, Ferrellgas is fortunate to have an experienced hand at the wheel to guide our financial operations in the near term.”

Further, Todd Soiefer, Senior Vice President of Strategic Development, will now report directly to Wambold. This shift will further streamline Ferrellgas’ already aggressive pursuit of accretive opportunities outside of its core propane line of business.

“I’m honored to have served as Ferrellgas’ Chief Financial Officer,” said VanWinkle. “And I am proud of what we have accomplished over the last 15 years.  Ferrellgas has a bright future, and I wish the team all the best.”

Ferrellgas Partners, L.P., through its operating partnership Ferrellgas, L.P. and subsidiaries, serves propane customers in all 50 states, the District of Columbia and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own more than 22 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

CONTACT:	Scott Brockelmeyer, Media Relations
scottbrockelmeyer@ferrellgas.com or (913) 661-1830
Jim Saladin, Media Relations
jimsaladin@ferrellgas.com or 913-661-1833